AMENDMENT NO. 1

to the

BY-LAWS

of

GALLERY TRUST

This Amendment No. 1 is made to the By-Laws of Gallery Trust (the “By-Laws”) and is hereby incorporated into and made a part of the By-Laws:

Article 2.1 to the By-Laws is hereby amended and restated in its entirety as follows:

2.1       PLACE OF MEETINGS. All meetings of the Shareholders shall be held as set forth in these By-Laws. Shareholder meetings may be held at a physical location, including the principal office of the Trust and at a location within or without the State of Delaware, and may be held solely by means of remote communication or both at a physical location and by means of remote communication, in each case as may from time to time be designated by the Board of Trustees, or the officers of the Trust, and stated in the notice of meeting. Notwithstanding anything to the contrary in these By-Laws, the Board of Trustees or a committee of the Board authorized for such purpose or an officer of the Trust designated by the Board for such purpose may determine at any time, including, without limitation, after the calling of any meeting of Shareholders, that any meeting of Shareholders be held solely by means of remote communication or both at a physical location and by means of remote communication. Notwithstanding anything to the contrary in these By-Laws, if it is determined after notice of the meeting has been sent to Shareholders that participation by Shareholders in the meeting shall or may be conducted by means of remote communication, notice thereof may be provided at any time by press release or any other means of public communication or as otherwise required by applicable law. Shareholders and proxy holders entitled to be present and to vote at the meeting that are not physically present at such a meeting but participate by means of remote communication shall be considered present in person for all purposes under these By-Laws and may vote at such a meeting. Subject to any guidelines and procedures that the Board of Trustees may adopt, any meeting at which Shareholders or proxy holders are permitted to participate by means of remote communication shall be conducted in accordance with the following, unless otherwise permitted by applicable law or regulation:

(a) The Trust shall implement, at the direction of the President or the President’s designee, reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a Shareholder or proxy holder;

(b) The Trust shall implement, at the direction of the President or the President’s designee, reasonable measures to provide the Shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and

(c) In the event any Shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action shall be maintained by the Trust.

Effective: June 25, 2020